UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2013

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd. Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 2, 2013, Green Dot Corporation (“Green Dot”) appointed Mary Dent, General Counsel of SVB Financial Group, as a Class II member of its Board of Directors (the “Board”). Ms. Dent was also appointed to the Audit Committee of the Board. In connection with the appointment of Ms. Dent to the Board, on August 1, 2013, Virginia L. Hanna notified Green Dot of her decision to resign from the Board and its Audit Committee, effective upon Ms. Dent's appointment.
In connection with her service as a director, Ms. Dent will receive Green Dot's standard non-employee director cash and equity compensation. Ms. Dent will receive a pro rata portion of the $70,000 annual retainer for her service through the remaining portion of the year ending December 31, 2013. In addition, she will receive a pro rata portion of the $12,500 fee for her service as a non-chair member of the Audit Committee of the Board. Ms. Dent's equity compensation has not yet been determined. Pursuant to the Board's policy for non-employee directors, a non-employee director who first becomes a member of the Board will be eligible to receive equity awards on a discretionary basis under the 2010 Equity Incentive Plan, based on the recommendation of the Compensation Committee of the Board.
In connection with her appointment, Ms. Dent entered into Green Dot's standard form of indemnification agreement for its officers and directors. This agreement requires Green Dot, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires Green Dot to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.01 to Green Dot's registration statement on Form S-1 (No. 333-165081) filed on June 29, 2010 and is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ JOHN C. RICCI
John C. Ricci
General Counsel and Secretary
Date: August 5, 2013